EXHIBIT 99.3 - PRESS RELEASE ISSUED MAY 14, 1999

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY
415 N. QUAY STREET
KENNEWICK, WA 99336
509-735-9092 (O)
509-783-5475 (FAX)

         EST ANNOUNCES 1st QUARTER 1999 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- May 14, 1999 --- Electronic Systems Technology Inc. (EST) (OTC: ELST), a manufacturer of wireless modems, today announced sales and results of operations for the three month period ended March 31, 1999.

EST reported sales for the first quarter 1999, of $179,734 compared to $409,214 for the same quarter in 1998. The Company recorded a Net Loss for the first quarter of 1999 of $45,020, or $0.01 per share, compared with the first quarter of 1998 Net Income of $58,662, or $0.01 per share.

               Selected Statement of Operations Information
                               (Unaudited)
                                       Three Months Ended
                                      March 31        March 31
                                        1999            1998
                                     ---------       ---------
Sales                                $  179,734     $  409,214
Net income (loss) before tax          (  68,212)        88,883
Net Income (loss)                     (  45,020)        58,662
Weighted average common
     shares outstanding               5,584,694      5,547,557
Basic Earnings (Loss) per Share      $(    0.01)    $     0.01
Diluted Earnings (Loss) per Share     (    0.01)          0.01

                    Selected Balance Sheet Information
                               (Unaudited)

                                               March 31    December 31
                                                   1999           1998
                                               --------    -----------
Cash and cash equivalents                     $1,515,671     $1,426,381
Total current assets                           2,119,575      2,206,709
Property & equipment (net)                       113,372        112,314
Total assets                                   2,269,305      2,354,145
Total current liabilities                         72,337         87,140
Long-term debt                                       -0-            -0-
Stockholders' equity                           2,196,968      2,241,988

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patent for this technology.

Contact EST for more details.

APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.